MET-PRO CORPORATION
Moderator: Kevin Bittle
06-02-11/11:00 a.m. ET
Confirmation # 65875614

MET-PRO CORPORATION

Moderator:  Kevin Bittle
June 2, 2011
11:00 a.m. ET

Operator:
Good morning.  My name is Melissa and I will be your conference operator today.  At this time I would like to welcome everyone to the Met-Pro First Quarter Conference Call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks there will be a question and answer session.

If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

I will now like to turn the call over to Mr. Kevin Bittle. You may begin your conference, sir.

Kevin Bittle:	Thank you. Good morning and welcome to Met-Pro Corporation's Earnings Conference Call for the first quarter of fiscal 2012, ended April 30, 2011.

My name is Kevin Bittle and I’m with the Company’s creative services department.  With me on our call this morning are Ray De Hont, our chairman and chief executive officer and president; and Gary Morgan, our senior vice president of finance and chief financial officer.

Before we begin, I’d like to remind you that any statements made today with regards to our future expectations may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Please refer to our end report for the fiscal year ended January 31, 2011 that was filed with the SEC for important factors that, among others, could cause

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-02-11/11:00 a.m. ET
Confirmation # 65875614

our actual results to differ from any results that might be projected, forecasted or estimated in any of our forward looking statements.

And with that, I will now turn the call over to Ray. Ray?

Raymond De Hont:
Thank you, Kevin.  Good morning, everyone, and welcome again from Harleysville, Pennsylvania.  Earlier this morning we released our financial results for the first quarter, ended April 30, 2011.  I hope all of you have had the opportunity to review them.

In a moment, Gary Morgan will provide more specific comments on the quarter’s financial results, but first I would like to offer my perspective on our performance.

First quarter net sales were the highest first quarter net sales in the Company’s history, resulting in our fifth straight quarter of year over year revenue growth.  Our Fluid Handling Technology segment's net sales increased 46 percent, compared with the first quarter of last year, and were the highest quarterly net sales in its history.

Revenue was up 29 percent in our Mefiag Filtration technology segment, and that was before they announced the second largest contract in their history just a few weeks ago.  Our Keystone Filter business unit also had a strong first quarter, recording our highest quarterly net sales since the first quarter of fiscal 2009.

Net income for the first quarter was essentially unchanged from the year ago quarter.  Earnings primarily reflect lower gross margins, which continue to track toward the high end of our historical range, but are off from the comparable year ago quarter due primarily to product mix, higher commodity costs and some temporary softness in our Product Recovery/Pollution Control Technology segment, resulting from the lagging effect of delays in the timing of customer orders for several large projects.

From a new business standpoint, new order bookings were up nicely at $25.5 million, a 15 percent increase over the year ago quarter. Increase in our backlog by 16 percent to $20.1 million from $17.3 million a year ago.  This is

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-02-11/11:00 a.m. ET
Confirmation # 65875614

the highest quarterly new order booking total since the third quarter of fiscal 2009.

Our strong new order booking performance was led by our Product Recovery/Pollution Control Technologies and Mefiag Filtration Technology segments together with our Keystone Filter business unit.  More importantly, the new order booking performance by our Product Recovery/Pollution Control Technology segment was the highest quarterly total since the third quarter of fiscal 2010, and included several large projects, which we believe together with steady large project quotation activity are encouraging signs of an impending rebound in their large project business.

Furthermore, their new order bookings included a $1.6 million order from a solar panel manufacturer, giving us a foothold in the emerging alternative energy market, which can be leveraged into additional opportunities.

During the first quarter we also received a new order to supply Bio-Reaction brand biological air pollution control aftermarket products to a petrochemical company in China.  In addition, there are a number of other opportunities in the pipeline for Bio-Reaction industries, including several projects in Europe and a large opportunity in India through a relationship with a large multinational company.

We continue to invest in our growth initiatives adding a business development manager in China and as of May 30, 2011, establishing a new subsidiary in South America, Met-Pro Chile Limitada.  Both of these investments should improve our competitive profile throughout these rapidly industrializing markets, creating strong demand for our broad range of Met-Pro products.

Before turning the call over to Gary, I am pleased to announce that on March 30 our board of directors declared a 6.6 cents per share dividend payable June 15, 2011 to shareholders of record at the close of business on June 1, 2011.  This is the 36th consecutive year Met-Pro has paid either a cash or stock dividend.  All in all, the first quarter was a solid start to the new fiscal year.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-02-11/11:00 a.m. ET
Confirmation # 65875614

I would now like to ask Gary Morgan to review our recent financial performance in more detail, after which I will provide some concluding remarks before we take your questions. Gary?

Gary Morgan:	Thank you, Ray. Met-Pro reported fiscal year 2012 first quarter net sales of $23.4 million, up 5.2 percent from last year’s first quarter and the best first quarter revenue in the Company’s history.

Net sales in our Fluid Handling Technologies reporting segment were $9.6 million for the first quarter, up 43.6 percent compared with the first quarter a year ago.  Sales in the first quarter included the final $2.4 million shipment of a record Fybroc Pump order totaling $3.7 million, originally booked in fiscal 2011.

Fluid Handling Technologies operating margins in the quarter were a strong 23.5 percent, compared with 19.7 percent in the first quarter of last year.  Net sales in our Product Recovery and Pollution Control Technologies reporting segment for the first quarter were $8.3 million, down 24 percent from the first quarter a year ago.  This was primarily because of a decrease in sales, which was caused by customer-initiated project delays.

Net sales of our Mefiag Filtration Technology reporting segment were up 29 percent during the first quarter.  As Ray mentioned, shortly after the first quarter, Mefiag announced our second largest contract in the history of that business.  A rebound in the automotive markets is having a pronounced positive effect on Mefiag’s performance.

Net sales in our Filtration and Purification Technologies segment were $2.4 million, up 4.6 percent compared with the first quarter of last year, as demand increased for our Keystone Filter business unit products.  Weak municipal markets continue to weigh on the performance of our Pristine Water Solutions business unit.

For the first quarter, we reported a gross margin of 34.4 percent Company-wide, down from 35.8 percent in the first quarter of last year.  The decrease in gross margin was due primarily to product mix, higher commodity costs and lower sales in the Product Recovery and Pollution Control Technologies

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-02-11/11:00 a.m. ET
Confirmation # 65875614

reporting segment, resulting from the lagging effect of delays in the timing of customers’ orders for several large projects.

Combined selling, general and administrative expenses for the quarter were $6 million, up just 1.6 percent from the $5.9 million a year ago.  The increase was primarily focused on the general and administrative expenses where we have been adding resources to drive growth.  Also, when viewed as a percentage of sales, general and administrative expenses were actually lower this year compared to last year’s first quarter.

For the quarter, the operating margin was 8.9 percent of net sales, compared with 9.4 percent of net sales in the same quarter of last year, mainly a result of lower gross margins within the Product Recovery and Pollution Control Technologies reporting segment.  For the quarter, we reported net income of $1.4 million, or 10 cents per diluted share, which is essentially unchanged from a year ago.

Met-Pro’s balance sheet remains strong with cash at April 30, 2011 of $29.9 million, or $2.01 per diluted share.  The decrease in cash on hand from the beginning of the fiscal year was mainly due to the Company electing to contribute $2.9 million to our hourly and salary pension plans.  We expect this contribution will improve the funded status of the pension plans and along with their accrued future benefits being frozen, improve our risk portfolio.

In summing up the first quarter, we continue to grow the business and maintain a very solid overall financial condition.  We have entered fiscal 2012 in a position of strength thanks to the solid quotation activity and strong new order bookings performance, which was led by our Product Recovery and Pollution Control Technologies reporting segment.

Thank you and I would now like to turn the call back over to Ray. Ray?

Raymond De Hont:	Thank you, Gary. Just a few concluding remarks before we open the call to your questions.

The first quarter was a solid start to fiscal 2012 as we continue to experience a steady, if somewhat measured, recovery in our markets that we first forecasted

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-02-11/11:00 a.m. ET
Confirmation # 65875614

last year. First quarter net sales were the highest first quarter net sales in the Company’s history.

New order bookings were up nicely compared with the year ago quarter and were the highest new order booking totals since the third quarter of fiscal 2009.  More importantly, our strong new order booking performance was led by our Product Recovery/Pollution Control Technology segment and included several large projects.

The Product Recovery/Pollution Control Technology segment's quotation activity, including large project quotes, also remained steady during the first quarter.  In addition, this segment is beginning to see their pipeline of potential opportunities moving from concept to procurement at a quicker pace.

The recent success experience with Bio-Reaction Industries and the new opportunities it has created validate our sense that this is an opportune time for strategic acquisitions and that our disciplined acquisition process is effective.  We will be diligent in thoroughly evaluating the market for additional acquisitions that will similarly create growth synergies for Met-Pro Corporation as we certainly have the financial wherewithal to act quickly on opportunities in which we strongly believe.

Based on our first quarter performance, the progress with our various growth initiatives and the encouraging levels of business activity, our outlook for this year remains unchanged from our original expectations.  We remain confident that over the long term Met-Pro Corporation is well-positioned to capitalize on the very powerful trends through global and environmental stewardship, energy efficiency and process improvement.

I would like to thank the many loyal, dedicated and talented employees who have contributed to our success, as well as thank our shareholders for their continued support.  I’d also like to thank all of you for your participation in today’s call.

I’ll now turn the call back to Kevin Bittle. Kevin?

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-02-11/11:00 a.m. ET
Confirmation # 65875614

Kevin Bittle:	Thank you, Ray. At this time we’d welcome any questions you may have. I’d like to ask our operator, Melissa, to provide instructions for this portion of the call.

Operator:
At this time, I would like to remind everyone in order to ask a question, please press star, one, on your telephone keypad.  That is star, one, to ask a question.  We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Richard Verdi with Sturdivant and Company.

Richard Verdi:	Good morning, guys. Thanks for taking my call and great quarter here.

Raymond De Hont:	Thanks, Rich, and good morning.

Gary Morgan:	Good morning, Rich.

Richard Verdi:
Just a quick question here.  Revenue from the Fluid Handling segment was fueled by the last two-thirds of that contract last year and, you know, can you discuss a little bit what might be in the pipeline or the bidding activities for the segment?

Raymond De Hont:
Yes.  The bidding activity has been good, it’s been strong.  The type of project we got last year though, the $3.7 million, is not a normal project, I think, as we all know.  But, there are a number of projects in the 3, 500, 800 thousand dollar range that we’re quoting.  There’s some budget ones that are significantly large, into the millions, but the activity has been good.  We expect the activity as far as quotation activity and booking activity versus their normal business last year to be up and we’re looking for good things from that group during the next three quarters.

Richard Verdi:	OK, super. So, while the segment might taper off modestly in Q2 due to the end of the contract, you still expect strength in going throughout the rest of the year.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-02-11/11:00 a.m. ET
Confirmation # 65875614

Raymond De Hont:
Yes.  And, you know, when you look at it, Rich, you look at what – how it performed.  Keep in mind, when you look at that operating unit and you see the revenues and then you see the gross margins, great numbers.

Richard Verdi:	Yes.

Raymond De Hont:
But, you look at the impact of that job, in reality the product mix in that group because of that job affected the gross margins.  If that was all normal business, the gross margins would have been even higher.  That’s not to say the project was bad, but the bottom line is going forward, you're going to have more of your typical business at the much higher margins.

Richard Verdi:
OK.  And that was helpful, thank you.  And I know I asked this yesterday at the annual shareholders meeting – by the way, that was a great event, very well-attended I thought, in my opinion – but, the acquisition strategy, could you just give that to me again.  I know you said yesterday that, you know, you guys have some things in the pipeline and for the most part they will be accretive.  Could you just talk a little bit about that and when they would be accretive to be year one, two, you know, et cetera?

Raymond De Hont:
Absolutely.  We’ve got a number of things in the pipeline.  We’ve got so many that we’ve had to prioritize as far as which ones we’re spending the time on right now.  We have them around the globe; we have them in Europe, China and domestically, and also in South America.

We’re at a stage on some of them, a handful of them – I’d say four or five of them – to where we’ve even gotten to the point where we were negotiating price and details.  All of the ones that we’re working with right now as far as where we’re to that point where we’re discussing what the price would be and the other details, they would be accretive and they’d be accretive in their first year, should we acquire them.

So, we’ve got a lot of opportunities, good opportunities, worldwide and as I said, enough to where we’ve had to sit back and say, OK, we only have so many man hours and so many people; we have to prioritize and go after the ones we felt would give Met-Pro the biggest bang for its buck.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-02-11/11:00 a.m. ET
Confirmation # 65875614

Richard Verdi:	Super, OK.

Raymond De Hont:
And the other thing, Rich, when you look at it, it’s not just related to one side of the business.  There’s opportunities on the Fluid Handling side, there’s opportunities on the air side and there’s also opportunities in the Filtration/Purification side.  So, it’s across all of our operating units that we have these opportunities.

Richard Verdi:	OK, that’s super. That just answered my next question. Just one more question for you and I’ll jump back in queue.

The gross margin – again, I know I asked it, but can we just go through it again?  Gross margin was obviously impressive in fiscal year ’11 versus fiscal year ’10, up a little over 200 basis points.  You know, modestly, you know, down a little bit here in Q1, but you guys think that last year’s gross margin of 36.3 percent is sustainable for the most part?

Raymond De Hont:
When we look at it, Rich, as I mentioned yesterday, it’s difficult with our business on a quarter-to-quarter basis as far as gross margins because one job product mix can affect it very greatly, basically.  It can affect the overall gross margins with one job.  But, when we look at the year over year, we’re looking to maintain at least that number, the gross margin that we had last year and if not, improve on it.

A lot of things come into play, the commodities, the product mix and so forth, but we feel that we have a good chance of meeting that gross margin number and possibly exceeding it.

Richard Verdi:
OK, super.  So, basically from a, you know, an analysts point of view, you know, basically what we should expect then on an annual basis is a solid gross margin and maybe just some hiccups along the way due to contracts and what have you?

Raymond De Hont:	Yes.

Richard Verdi:	OK, super. All right, that’s all. Hey, thanks again, guys, and great quarter.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-02-11/11:00 a.m. ET
Confirmation # 65875614

Raymond De Hont:	Thank you.

Operator:	Again, to ask a question, please press star, one.

Your next question comes from the line of Chris Noon with Brean Murray.

Chris Noon:	Good morning, everyone.

Raymond De Hont:	Good morning, Chris.

Gary Morgan:	Good morning, Chris.

Chris Noon:
Hey guys.  I just had a quick question and you kind of touched on it in answering those previous questions, but do you guys see any new opportunities for product line extensions or maybe you could talk about if there are adjacent markets that are interesting you at this time?

Raymond De Hont:
Definitely on the product line extensions.  That’s one of the things that we’re looking at with our acquisition program.  Looking at how do we fill the voids in our toolkit, let’s say.  Because one of the things, Chris, as you realize, when we’re looking at how we’re going to do business going forward, we do not want to be just a product supplier, which historically we have been.

We’re looking to become more of a solutions provider to where we can supply the products for those solutions.  And to do that, you need a full toolkit.  And if you look at the air side of our business, we have fabric filters, we have the thermal side as far as thermal oxidizers, catalytic oxidizers, you get into the scrubbers and so forth.

Now, you’ve got some areas there, whether it be, you know, precipitators, RTOs, those type of things, are those products that we would look to add to that to fill our toolkit?  And the same thing on the pump side, we have the metal pumps for hot oil where they’re real well known hot water, we have an antiliner, then you have the thermal plastic and the thermal set plastic for the corrosion resistance products.  And what do we need here? What can we take and acquire or build ourselves internally to expand that toolkit and get in to new markets.

MET-PRO CORPORATION
Moderator: Kevin Bittle
06-02-11/11:00 a.m. ET
Confirmation # 65875614

The other thing we’re looking at through our M&A activity is to look at, can we acquire companies that give us maybe more of a global reach and establish that global reach far quicker than we could ourselves, that are in markets that have synergies with our products where we can penetrate the company, that we acquire markets with our products and we can take their products and draw it into our markets.

So, we’re looking at that both internally and externally.

Chris Noon:	All right, thank you very much, that was helpful. That’s all I had, guys.

Raymond De Hont:	Thanks, Chris.

Operator:	Again, to ask a question, please press star, one.

I will now turn the call back over to Mr. De Hont for closing remarks.

Raymond De Hont:	Thank you, Melissa.

Once again, thank you for joining us this morning.  We hope we’ve been able to provide you with a useful update on Met-Pro’s progress and performance, but if you should have any further questions, please feel free to contact either me or Gary.  Have a great day, everyone.

Operator:	Thank you for joining today’s conference call. You may now disconnect your line.

END